Consent of Grant Thornton LLP

We have issued our report dated July 11, 1997, which contains an explanatory paragraph with respect to a going concern uncertainty, accompanying the consolidated financial statements and schedule of ABC Dispensing Technologies, Inc. for the fiscal year ended April 26, 1997, which financial statements are included in Amendment No.1 to Registration Statement filed on Form S-1 and related Prospectus for the registration of 10,518,250 shares of common stock. We consent to the use of the aforementioned report and to the use of our name as it appears under the caption "Experts."



                                                   GRANT THORNTON LLP


Cleveland, Ohio
June 9, 1998